Exhibit 10.3

ARAMARK 2005 DEFERRED COMPENSATION PLAN

FOR DIRECTORS

SECTION 1. GENERAL; DEFINITIONS.

For purposes of this ARAMARK Deferred Compensation Plan for Directors, the following terms are defined as set forth below:

a.	“Board” means the Board of Directors of the Company.

b.	“Change in Control” means the occurrence of any of the following events:

(i)	any Person (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto, other than (A) a Person holding securities representing 10% or more of the combined voting power of the Company’s outstanding securities as of the date that the Company completes an initial public offering of its class B common stock (a “Pre-Existing Shareholder”) or a transferee of a Pre-Existing Shareholder receiving securities of the Company by reason of the death of the Pre-Existing Shareholder pursuant to the terms of a will or trust or through intestacy, (B) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (C) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing (I) 35% or more of the combined voting power of the Company’s then-outstanding securities and (II) more of the combined voting power of the Company’s then-outstanding securities than the Pre-Existing Shareholders in the aggregate;

(ii)	during any period of twelve consecutive months (not including any period prior to the date that the Company completes an initial public offering of its class B common stock), individuals who at the beginning of such period constitute the Board, and any new director (other than a director nominated by any Person (other than the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (i), (iii) or (iv) of this Section 1(b)) whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved in advance by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	the consummation of any transaction or series of transactions resulting in a merger or consolidation in which the Company is involved, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)	the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all (i.e., more than 51%, measured by fair market value) of the Company’s assets;

but only to the extent that, in each of the foregoing instances, such event or events constitutes a “Change in Control Event” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

c.	“Committee” means the Human Resources Committee of the Board, or such other committee as may be appointed by the Board.

d.	“Company” means ARAMARK Corporation, a Delaware Corporation.

e.	“Deferral Program” means this ARAMARK Deferred Compensation Plan for Directors, as amended from time to time.

f.	“Deferred Cash Account” means the unfunded deferred compensation account established by the Company pursuant to the Deferral Program in accordance with an election by the Director to defer Fees and receive deferred cash compensation hereunder.

g.	“Deferred Stock Account” means the unfunded deferred compensation account established by the Company pursuant to the Deferral Program in accordance with an election by the Director to defer Fees and receive deferred compensation hereunder, measured by and payable in Shares.

h.	“Director” means a member of the Board who is not an employee of the Company or any affiliate.

i.	“Equity Incentive Plan” means the ARAMARK 2001 Equity Incentive Plan, as amended from time to time.

j.	“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the closing price of such Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not listed or admitted on any national securities exchange, the closing price of such Shares on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such price is regularly quoted) (the “NASDAQ”), or, if no sale of such Shares shall have been reported on the composite tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of such Shares have been so reported or quoted shall be used; and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

k.	“Fees” means amounts earned by the Director for serving as a member of the Board or any committee of the Board, but does not include grants of options to purchase shares of the Company’s common stock.

l.	“Share” means a share of the Class A common stock of the Company; provided that, following termination of a Director’s service as a Director, “Share” means a share of the Class B common stock of the Company.

m.	“Unit” means the unfunded, unsecured right of the Director to receive a Share.

n.	“Year” means the period commencing on each January 1 and ending on each December 31.

SECTION 2. ELECTION TO DEFER.

a.	The Director may elect, on or before the last day of the immediately preceding Year to irrevocably defer payment of all or a specified part of the Fees earned during a Year following such election. Any person who shall become a Director during any Year, and who was not a Director on the last day of the immediately preceding Year, may elect, before the Director’s term begins and pursuant to Committee rules and procedures, to irrevocably defer payment of all or a specified part of the Fees earned during the remainder of such Year. Any Fees deferred pursuant to this Section 2(a) shall be paid to the Director at the time and in the manner specified in Section 4 hereof, as designated by the Director.

b.	The election by the Director to participate in the Deferral Program and the time and manner of payment shall be designated by submitting an election in the form attached hereto as Appendix A, or any alternate form as may be approved by the Committee, to the Secretary of the Company (or a delegate).

SECTION 3. DEFERRED COMPENSATION ACCOUNTS.

a.	The Company shall maintain separate accounts for the Fees deferred by each Director, based on the elections each Director has made. Amounts credited to the Director’s Deferred Cash Account shall be expressed in cash. Amounts credited to the Director’s Deferred Stock Account shall be expressed in Units.

b.	If the Director elects to defer Fees into the Director’s Deferred Cash Account, those deferred Fees shall be credited to the Director’s Deferred Cash Account on the last trading day of the fiscal quarter with respect to which the Fees would otherwise have been payable, expressed in cash.

c.	If the Director elects to defer Fees into the Director’s Deferred Stock Account, those deferred Fees shall be credited to the Director’s Deferred Stock Account on the last trading day of the fiscal quarter with respect to which the Fees would otherwise have been payable, expressed as a number of Units. Where such Fees were otherwise payable in cash, the number of Units credited to the Director’s Deferred Stock Account with respect to those deferred Fees shall be calculated by dividing the amount of the deferred Fees by the Fair Market Value of the Shares on that date.

d.	Amounts credited to the Director’s Deferred Cash Account shall be credited with deemed earnings at a rate prescribed by the Committee from time to time and pursuant to Committee rules and procedures.

e.	The Committee shall credit, on the date that any dividends are paid with respect to the Shares, the Director’s Deferred Stock Account with an additional number of Units equal to the product of (x) the amount of any dividend paid on a Share, multiplied by (y) the quotient of (1) the number of Units held in the relevant Director’s Deferred Stock Account on the record date of such dividend, divided by (2) the Fair Market Value of a Share on the dividend payment date.

SECTION 4. PAYMENT OF DEFERRED COMPENSATION.

a.	The Director’s Deferred Cash Account and Deferred Stock Account shall be payable as the Director’s election shall provide. Distributions of any Year’s deferrals shall begin as soon as practicable following the third anniversary of the last day of the Year in which deferred Fees would otherwise have been payable to the Director, unless a later date is elected by the Director at the time of such Director’s initial deferral election. The total amounts credited to the Director’s Deferred Cash Account shall be paid in cash, and the total number of Units credited to the Director’s Deferred Stock Account shall be paid as the same number of Shares, pursuant to and subject to the terms of the Equity Incentive Plan.

b.	The Director shall have the right to designate one or more beneficiaries who will succeed to the Director’s right to receive payments hereunder in the event of the Director’s death. Upon the death of a Director, the entire account balance of the Director’s Deferred Cash Account and Deferred Stock Account shall be paid to the designated beneficiaries in accordance with Section 4(a). In case of a failure of designation or the death of a designated beneficiary without a designated successor, the amounts otherwise payable to such beneficiary shall be payable to the Director’s estate. No designation of beneficiary or change in beneficiary shall be valid unless in writing signed by the Director and addressed to the Secretary of the Company (or a delegate).

SECTION 5. ADMINISTRATION; INTERPRETATION.

a.	The Deferral Program shall be administered by the Committee, which may delegate its duties and powers in whole or in part as it determines. The Committee is authorized to interpret the Deferral Program, to establish, amend and rescind any rules and procedures relating to the Deferral Program, and to make any other determinations that it deems necessary or desirable for the administration of the Deferral Program. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Deferral Program in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Deferral Program, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including without limitation Directors and their beneficiaries or successors).

b.	Except to the extent required by law, the right of any Director or any beneficiary to any amounts hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary, and any such payment shall not be subject to alienation, sale, transfer assignment or encumbrance.

c.	Units credited to the Director’s Deferred Stock Account shall be subject to adjustment by the Committee in a manner consistent with Section 9 of the Equity Incentive Plan (Adjustments Upon Certain Events). The total number of Shares distributable under the Deferral Program is subject to the total number of Shares available for awards under the Equity Incentive Plan. Following termination of the Director’s services as a Director, any Units then credited to the Director’s Deferred Stock Account that relate to the Class A common stock of the Company shall be adjusted to relate to the Class B common stock of the Company.

d.	The Deferral Program constitutes an unfunded plan of deferred compensation. No separate fund or trust shall be created or moneys set aside on account of Director deferrals. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under the Deferral Program, such right shall be no greater than the right of any unsecured general creditor of the Company.

SECTION 6. MISCELLANEOUS.

a.	The Deferral Program may be amended or suspended in whole or in part from time to time by the Committee or the Board, and may be terminated in whole or in part by the Board, except that no amendment, suspension, or termination shall apply (i) without shareholder approval if such approval is required by applicable law, or (ii) if it would materially, adversely affect amounts previously credited to the Director’s Deferred Cash Account and Deferred Stock Account without the Director’s (or beneficiary’s) consent. In the event the Deferral Program is terminated by the Board, all outstanding amounts credited to the Deferred Cash Account and Deferred Stock Account of the Director shall be distributed in a lump sum or in installments, in the same manner as the Director would have received payments if the Deferral Program had continued.

b.	The Deferral Program shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of laws.

c.	In the event of a Change in Control, all amounts contained in the Director’s Deferred Cash Account and Deferred Stock Account shall be distributed in a lump sum or in installments, as the Director’s initial deferral election has provided, commencing within thirty days after the occurrence of a Change in Control.

d.	If any provision of the Deferral Program is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Deferral Program, and the Deferral Program shall be enforced and construed as if such provision had not been included.

e.	Notwithstanding anything in the Deferral Program to the contrary, any payments hereunder that would be subject to the additional income tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended shall be deferred until the earliest date that such payments may be made without the imposition of such tax.

f.	The Deferral Program shall be effective as of January 1, 2005.

APPENDIX A

2005 Deferred Compensation Plan for Directors Authorization and Payment Election

Social Security No.	Name (Last, First, Middle Initial)	Birth Date	Business Telephone	Home Telephone
Home Address:

1. DEFERRAL ELECTION (Minimum is $5,000 in EACH category)		2. PAYMENT ELECTION* (Note: Installments may be paid out up to 10 years)
☐ Cash-Based Deferral	☐ Amount: $	☐ Upon Termination of Board Service ☐ On the following Date: (month) (year)	☐ Lump Sum ☐ Installments -Number of years
Note: Installments may be paid out up to 10 years
☐ Stock-Based Deferral	☐ Amount: $	☐ Upon Termination of Board Service ☐ On the following Date: (month) (year)

3. Payment Upon Death *	In the event of my death, any unpaid cash-based and stock- based deferral accounts will be paid to my beneficiary as indicated below.	Will be Paid in Lump Sum
4. Change in Control	In the event of a Change in Control (as defined in the 2005 Deferred Compensation Plan document), I wish my unpaid cash-based and stock-based deferral accounts to be paid to me as indicated.	☐ Lump Sum ☐ Installments - Number of years Note: Installments may be paid out up to 10 years

*	Minimum deferral period is three years following the last day of the calendar year in which deferred fees would otherwise have been payable. Payment will start as soon as administratively possible.

Beneficiary Designation: Indicate name, relationship, Social Security number and address of your beneficiary on line below:

I have read and I understand the terms and conditions of my deferral as set forth in this agreement. By signing this agreement, I hereby elect to defer and to receive payment of my deferral, plus interest, as indicated above. I UNDERSTAND THAT THIS ELECTION OF DEFERRAL, PAYMENT DATE AND FORM IS SUBJECT TO APPROVAL BY THE COMPANY AND I FURTHER UNDERSTAND THAT THE AMOUNT OF DEFERRAL, AND THE TIMING AND METHOD OF THE PAYMENT ELECTIONS I MAKE CANNOT BE ALTERED. I also acknowledge that the Corporate Governance and Human Resources Committee (or its delegate or successor) has complete discretion to administer and interpret the plan. Please sign, date, and return this form to ARAMARK Human Resources Services, ARAMARK Tower, 1101 Market Street, 6h Floor, Philadelphia, PA 19107. An approved copy will be returned to you.

Signature	Date	Approval

5/05        Deferred Compensation Plan for Directors